     As filed with the Securities and Exchange Commission on March 25, 2005

                                              Registration No. 333-_____________

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               AHPC HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

                                    Maryland
         (State or other jurisdiction of incorporation or organization)

                                   73-1326131
                      (I.R.S. Employer Identification No.)

                         500 Park Boulevard, Suite 1260
                             Itasca, Illinois 60143
                                 (630) 285-9191
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Alan E. Zeffer
                      President and Chief Executive Officer
                               AHPC Holdings, Inc.
                         500 Park Boulevard, Suite 1260
                             Itasca, Illinois 60143
                                 (630) 285-9191
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

                                   Copies to:
                              Mitchell D. Goldsmith
                             Shefsky & Froelich Ltd.
                      444 North Michigan Avenue Suite 2500
                                Chicago, Illinois
                                 (312) 527-4000

                         ------------------------------

  At such time or times after the effective date of the registration statement as the selling security holders shall determine, subject to certain contractual restrictions on the transfer of the securities
        (Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] ____________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] ______________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                         CALCULATION OF REGISTRATION FEE

        Title of each                                  Proposed            Proposed
     class of securities         Amount to be      maximum offering    maximum aggregate       Amount of
      to be registered            registered        price per share     offering price      registration fee
----------------------------   ----------------    ----------------    -----------------    ----------------
Common stock, $.01 par value   225,000 shares(1)        $4.26(2)            $958,500           $112.82(3)

(1) The shares of the registrant's common stock that may be offered pursuant to this Registration Statement consist of 220,000 shares of common stock issuable upon conversion of the shares of Series A convertible preferred stock issued by the registrant on February 2, 2005 pursuant to securities purchase agreements entered into by the registrant on February 2, 2004, plus an additional 5,000 shares of common stock issued to an affiliate of LaSalle St. Securities, L.L.C. in partial consideration for its services as a placement agent. The number of shares of common stock to be registered in this Registration Statement is based on the number of shares of common stock that the registrant is contractually required to register. Pursuant to Rule 416 under the Securities Act, an indeterminate number of additional shares of common stock are registered hereunder that may be issued in connection with a stock split, stock dividend, recapitalization or similar event or adjustment in the number of common shares issuable as provided by the terms of the Series A convertible preferred stock.

(2) Solely for the purpose of computing the registration fee in accordance with Rule 457(c) under the Securities Act, the price shown is based upon the price of $4.26 per share, which is the average of the high and low selling prices for the registrant's common stock as reported on the Nasdaq SmallCap Market on March 21, 2005.

(3)   Calculated under Section 6(b) of the Securities Act as .00011770 of
      $958,500.

      The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             PRELIMINARY PROSPECTUS

                   SUBJECT TO COMPLETION, DATED MARCH __, 2005

                               AHPC HOLDINGS, INC.

                         225,000 SHARES OF COMMON STOCK

This prospectus relates to the offering for potential resale by the selling security holders named in this prospectus of up to a total of 225,000 shares of our common stock, 220,000 of which may be issued upon the conversion of shares of our Series A convertible preferred stock issued in a private placement on February 2, 2005, and an additional 5,000 shares of common stock were issued to an affiliate of LaSalle St. Securities, L.L.C. in partial consideration for its services as a placement agent. The selling security holders named in this prospectus may use this prospectus to offer and sell their shares of common stock. We will not receive any proceeds from sales of the shares of our common stock by the selling security holders.

The shares of our common stock may be offered for resale from time to time by the selling security holders at market prices prevailing at the time of sale or at privately negotiated prices. The selling security holders may sell the shares of our common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.

Our common stock is traded on the Nasdaq SmallCap Market under the symbol "GLOV." On March 21, 2005, the last sale price of our common stock as reported on the Nasdaq SmallCap Market was $4.01 per share.

      INVESTING IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  THE DATE OF THIS PROSPECTUS IS MARCH__, 2005.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. The selling security holders may offer to sell, and seek offers to buy, the securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities.

                                TABLE OF CONTENTS

                                                                                    PAGE
                                                                                    ----
ABOUT THIS PROSPECTUS...........................................................     1

PROSPECTUS SUMMARY..............................................................     1

RISK FACTORS....................................................................     2

USE OF PROCEEDS.................................................................     6

SELLING SECURITY HOLDERS........................................................     6

PLAN OF DISTRIBUTION............................................................     7

LEGAL MATTERS...................................................................     9

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM...................................     9

WHERE YOU CAN FIND MORE INFORMATION.............................................    10

CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS................................    10

                              ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process or continuous offering process. Under this shelf registration process, the selling security holders may, from time to time, sell the shares of our common stock set forth in this prospectus in one or more offerings. Each time a selling security holder sells securities using this prospectus, the selling security holder is required to provide the purchaser with this prospectus and, in certain cases, a prospectus supplement containing specific information about the selling security holder and the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to the securities. Any prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under "Where You Can Find More Information."

                               PROSPECTUS SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus. You should carefully read this entire prospectus and the documents incorporated by reference, particularly the section entitled "Risk Factors" beginning on page 2. When we use the terms "AHPC," "we," "us" or "our," we are referring to AHPC and its subsidiaries, unless the context otherwise requires. The term "you" refers to a prospective investor.

THE COMPANY

AHPC Holdings, Inc. is a marketer of foodservice and medical examination gloves in the United States through its wholly owned subsidiary, American Health Products Corporation. The Company markets a full product line of disposable gloves, including latex, vinyl, synthetic and nitrile examination and surgical gloves used in the foodservice, acute and non-acute medical, dental, nursing home and retail industries.

Our principal offices are located at 500 Park Boulevard, Suite 1260, Itasca, Illinois 60143, and our telephone number is (630) 285-9191. To obtain more information about us, see "Where You Can Find More Information."

THE OFFERING

On February 2, 2005, we entered into securities purchase agreements with certain investors, for the private placement of shares of our Series A convertible preferred stock, which were issued on February 2, 2005 and by their terms may be converted into shares of our common stock which may be offered under this prospectus. We also entered into registration rights agreement with the investors in the private placement under which we agreed to file, within 60 days following February 2, 2005, a shelf registration statement with the SEC with respect to resales of shares of our common stock which may be issued upon conversion of the Series A convertible preferred stock held by the investors and shares of our common stock issued to an affiliate of LaSalle St. Securities, L.L.C. in partial consideration for their services as a placement agent. We also agreed to use our reasonable efforts to have the shelf registration statement declared effective under the Securities Act no later than 180 days following February 2, 2005, and to use our reasonable efforts to keep the shelf registration statement continuously effective, supplemented and amended for a specified period of time. This prospectus is a part of that shelf registration statement and may be used from time to time by selling security holders named in this prospectus to sell shares of our common stock.

ISSUER                                             AHPC Holdings, Inc.

SHARES OFFERED                                     225,000 shares of common
                                                   stock, $0.01 par value.

TRADING                                            The shares of our common
                                                   stock are eligible for
                                                   trading on the Nasdaq
                                                   SmallCap Market.

NASDAQ SMALLCAP MARKET SYMBOL FOR COMMON STOCK     GLOV

USE OF PROCEEDS                                    We will not receive any of
                                                   the proceeds from the sale
                                                   by any selling security
                                                   holder of the shares of our
                                                   common stock offered under
                                                   this prospectus.

RISK FACTORS

An investment in the shares of our common stock involves significant risks. You should carefully consider all of the information contained or incorporated by reference in this prospectus. In particular, you should evaluate the specific risk factors set forth under "Risk Factors" beginning on page 2.

                                  RISK FACTORS

An investment in shares of our common stock involves significant risks. In addition to reviewing the other information that is part of this prospectus, including the information incorporated by reference, you should carefully consider the following risk factors before deciding to purchase shares of our common stock.

                          RISKS RELATED TO OUR BUSINESS

WE DO NOT HAVE SUFFICIENT CASH TO SATISFY OUR LIQUIDITY NEEDS. CONSEQUENTLY, OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM HAS EXPRESSED SUBSTANTIAL DOUBT IN OUR ABILITY TO CONTINUE AS A GOING CONCERN.

Our independent registered public accounting firm has included an explanatory paragraph in its report dated October 14, 2004 on our financial statements for the period ended June 30, 2004, with respect to our ability to continue as a going concern. This means that the auditor questions whether we can continue in business. Investors in our securities should carefully review the report prepared by our auditor. Our ability to continue in the normal course of business is dependent upon our line of credit with Greenfield Capital, our ability to increase our cash flow and profitability, and our ability to access additional capital. Uncertainties as to these matters raised substantial doubt about our ability to continue as a going concern at the date of our auditor's report. For a more detailed discussion of these risks, see the risk factors below.

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S REPORT REGARDING OUR ABILITY TO CONTINUE AS A GOING CONCERN COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION, AND TRADING PRICE OF OUR COMMON STOCK.

The issuance by our independent registered public accounting firm of its report concerning our ability to continue as a going concern could have a material adverse effect on our business, financial condition and stock price. For example, among other things, as a result of concerns regarding our financial viability, prospective and existing clients may not desire to entrust us with their supply of disposable gloves, thus, making it difficult for us to increase or maintain our revenues. Additionally, our suppliers may demand letters of credit, or accelerated payment terms as a condition to their continuing to provide us with our supply; thus, increasing our costs of operations. If any of these events or similar events occurs, it will have a material adverse effect on our business, financial condition and trading price of our common stock. For a more detailed discussion of these risks, see the risk factors below.

OUR RECENT SERIES A CONVERTIBLE PREFERRED STOCK FINANCING MAY NOT BE ADEQUATE TO FULLY IMPLEMENT OUR DEVELOPMENT PLANS.

We are using the net proceeds from our private placement of Series A convertible preferred stock on February 2, 2005 primarily to fund current operations, including implementing some of our sales, marketing and product development plans. The $572,000 in gross proceeds that we raised in that financing may not be adequate to fully finance our current working capital needs. In the event that the financing proceeds and our cash flow are not sufficient to fund our working capital needs, we may ultimately need additional financing. Due to our existing financial condition, we are unlikely to secure an increase in our available line of credit. Further, we may not be able to obtain any necessary additional equity financing on reasonable terms. If we seek additional equity funding, the issuance of such additional shares and securities may substantially dilute the value of the shares of our common stock.

OUR LINE OF CREDIT MAY NOT HAVE SUFFICIENT AVAILABILITY TO FINANCE OUR
OPERATIONS.

In addition to the proceeds raised in the Series A convertible preferred stock financing, we presently finance our operations through a credit facility with Greenfield Capital secured by a blanket lien on our assets and subject to limitation in availability of funding based upon varying percentages of our accounts receivable and inventory. In addition, certain of our suppliers require the posting of letters of credit to ensure shipment of products, which letters of credit reduce availability under our revolving line of credit. Greenfield Capital can terminate our line of credit at any time, irrespective of whether any default exists under the line of credit. There can be no assurances that if our credit facility is terminated we will be able to replace such credit facility, and if we cannot replace such credit facility, we will likely not be able to continue our operations. In addition, should we lack sufficient availability for draws on the line of credit, we may be unable to finance operations in the ordinary course of business, and lack sufficient funds to implement our sales, marketing, and product development initiatives.

OUR PLAN TO INCREASE SALES AND PROFITABILITY MAY NOT BE SUCCESSFUL, WHICH COULD RESULT IN THE OUR SEEKING ALTERNATIVES TO OUR BUSINESS PLAN.

If we are unsuccessful in implementing our marketing, sales and product development initiatives, we may seek alternative ways to maximize shareholder value. Such alternatives could include going private or finding a strategic buyer to purchase our company or core business. There can be no assurance that such alternatives, if pursued, would increase the value of the shares of our common stock.

OUR PLAN TO INCREASE PROFITABILITY DEPENDS UPON OUR ABILITY TO INCREASE OUR GROSS MARGIN OF SALE OF OUR PRODUCTS.

We are currently almost exclusively engaged in the sale of disposable gloves. Accordingly, our results of operations and financial condition are highly dependent on the level of supply of and demand for disposable gloves. Historically, the gross margin on our disposable gloves has been low and our ability to raise the prices we charge our customers for these gloves is restricted by a number of factors, including the commodity like nature of our product, excess supply of gloves, concentration of our customers, and the increasing raw material cost of the gloves. Due to these factors, we may not be able to pass on price increases to our customers in a timely manner, if at all. To the extent that these factors continue, our gross margins could decline, which would adversely affect us and our future operating results.

We recently have taken action to increase our gross margins by reducing our cost of supply by diversifing our suppliers of disposable gloves. We hope to increase our product sales from higher gross margin products, such as powder-free and synthetic gloves. However, there is no assurance that these efforts will be successful.

WE NEED TO DEVELOP COMPLIMENTARY PRODUCTS TO INCREASE OUR GROSS MARGINS.

The foodservice, industrial and retail industries look at our current line of product offerings as one product of a bundle of safety products used by their customers. We are developing additional products that can be sold in this market channel and that address the current safety requirements of our customers. These additional product offerings include polygloves, heavy-duty gloves, headwear, aprons and bibs, food storage bags and educational services. We expect that these products to typically have higher gross margins than our glove products. These products are or will be offered under our SafePrep brand and under private label. Currently, these products represent approximately five percent (5%) of our total sales, and have had a favorable effect on our overall gross margin.

WE FACE SIGNIFICANT COMPETITION IN THE SALE OF OUR PRODUCTS.

The various markets in which we operate are becoming increasingly competitive as a number of other companies develop and sell products that compete with our products in these markets. Certain of these competitors have significantly more financial and technical resources than us. We face additional competitive factors besides price, such as product quality, timeliness of delivery, service and the size and reliability of the manufacturer. These competitive factors may result in, among other things, price discounts by us and sales lost by us to competitors that may adversely affect our future operating results.

OUR BUSINESS RELIES HEAVILY ON SALES TO A FEW DISTRIBUTORS.

During the year ended June 30, 2004, AHPC's national customers accounted for 86.1% of our net sales revenue. These distributors resell our products to the end users. The loss of any of these national distributors would likely have a materially adverse impact on us.

OUR PROFITABILITY DEPENDS ON THE COST OF RUBBER AND LATEX CONCENTRATE.

Our ability to purchase our latex products profitably is entirely dependent upon the consistent availability, at competitive prices, of raw rubber harvested by independent growers in Malaysia, Thailand and Indonesia and locally processed by others into latex concentrate. Any disruption in the consistent supply of rubber for latex concentrate due to weather or other natural phenomena, labor or transportation stoppages, shortages or other factors, could cause significant adverse effects to our results of operations and financial condition. In addition, rubber is a commodity traded on world commodities exchanges and is subject to price fluctuations driven by changing market conditions over which we have no control. During the year ended June 30, 2003, the price of latex concentrate increased by as much as 40%, causing us to incur higher cost of goods sold. We were not able to pass on these increased costs to customers as quickly as we incurred them from our suppliers, resulting in significant margin compression in fiscal year 2004.

OUR SUPPLY OF PRODUCT IS IMPORTED FROM ASIAN MANUFACTURERS AND IS SUSCEPTIBLE TO DISRUPTION.

The vast preponderance of our products are imported from Asian manufacturers. Should there be disruptions in the supply chain due to factors such as product shortages, labor unrest or dock strikes, we may be unable to continue to supply products on a timely basis, which would likely adversely impact our operating results and financial condition. If this were to occur, we would need a significant amount of time to establish domestic or other alternative suppliers of these products.

CURRENCY FLUCTUATIONS MAY AFFECT OUR PROFITABILITY.

Our cost of goods are affected by foreign currencies fluctuations against the US dollar. A fall in the value of the dollar could adversely impact profit margins and/or desirability of foreign manufactured products.

WE MUST PROPERLY MANAGE OUR INVENTORY TO MAINTAIN OUR BUSINESS AND PROFIT
MARGIN.

Managing our inventory of various size mix and product mix is a complex task. A number of factors, including the need to maintain a significant inventory of certain sizes or products which are in short supply or which must be purchased in bulk to obtain favorable pricing, the general unpredictability of demand for specific products and customer requests for quick delivery schedules, may result in us maintaining excess inventory. Other factors, including changes in market demand and technology, may cause inventory to become obsolete. Any excess or obsolete inventory could result in price reductions and inventory write-downs, which, in turn, could adversely affect our operating results.

WE MAY BE SUBJECT TO SIGNIFICANT PRODUCT LIABILITY CLAIMS.

Participants in the medical supplies business are potentially subject to lawsuits alleging product liability, many of which involve significant damage claims and defense costs. A successful claim against us in excess of our insurance coverage could have a material adverse effect on our results of operations and financial condition. Claims made against us, regardless of their merit, could also have a material adverse effect on our reputation. There is no assurance that the coverage limits of our insurance policy will be adequate or that present levels of coverage will be available at affordable rates in the future either to cover medical-related claims or to qualify us as a supplier to key accounts (which may require product liability coverage at limits in excess of what we can obtain or afford). While we have been able to obtain product liability insurance in the past, such insurance varies in cost, is difficult to obtain and may not be available in the future on acceptable terms or at all. We are subject to a number of lawsuits filed against us and other manufacturers, distributors and/or end users. There can be no assurance that our insurance will be sufficient to meet any recovery for which we may be found liable, that the outcome of such suits will not materially adversely affect our results of operations or financial condition, or that our deductible obligation (to fund a portion of the initial cost of defense and/or liability of each such lawsuit) will not prove financially burdensome.

OUR PRODUCTS ARE SUBJECT TO GOVERNMENT REGULATION WHICH COULD CAUSE DISRUPTIONS TO OUR SUPPLY.

Our products are subject to regulation by numerous governmental authorities in the United States and other countries, particularly to safety and adherence to Quality System Regulations ("QSR's") for medical devices. In the United States, examination gloves are classified as a Class I medical device product regulated by the FDA. Noncompliance with these FDA regulations can result in administrative enforcement, such as warning letters, import alerts, administrative detention or in civil penalties, product bans and recalls. Periodically, the FDA inspects shipments of medical gloves as they arrive in the United States ports. The FDA inspections and reviews may cause delays in product delivery and this can result in a loss or delay in recognition of sales and income by us. Additionally, if our gloves fail to meet the FDA requirements and we become subject to FDA penalties, warnings, or recalls, this could have a material adverse effect on our business reputation and financial condition.

The FDA may also inspects our suppliers' manufacturing facilities for compliance with QSR's, which incorporate pre-production design and development to achieve consistency with quality system requirements worldwide. If our suppliers fail to comply with regulatory requirements, they could be required to shut down, which in turn will material adverse effect on our supply. As a result of these events, our business financial condition and results of operations could be materially and adversely affected.

WE DEPEND ON KEY MANAGEMENT EMPLOYEES.

We believe that our current operations and future success depend largely on the continued services of our management employees, in particular Alan Zeffer, our president and chief executive officer. Although we have entered into an employment agreement with Alan Zeffer, he may voluntarily terminate his employment with us at any time. We do not have "key man" life insurance on Mr. Zeffer. The loss of Alan Zeffer's services, or other key management personnel, could have a material adverse effect on our financial condition and results of operations.

                        RISKS RELATED TO OUR COMMON STOCK

THE PRICE OF OUR COMMON STOCK MAY FLUCTUATE SIGNIFICANTLY, WHICH MAY RESULT IN LOSSES FOR INVESTORS.

In recent years, the stock market in general, including shares of our common stock, has experienced extreme price fluctuations. The market price of our common stock may be significantly affected by various factors such as: quarterly variations in our operating results; changes in our revenue growth rates; the loss of a significant customer or sales contract; changes in earnings estimates by market analysis; the announcement of new products or product enhancements by us or our competitors; speculation in the press or analyst community; the inability of the market to absorb selling pressure from one or more large institutional shareholders; and general market conditions or market conditions specific to particular industries. There can be no assurance that the market price of our common stock will not experience significant fluctuations in the future.

OUR COMMON STOCK IS THINLY TRADED, WHICH MAY MAKE IT MORE DIFFICULT FOR YOU TO RESELL SHARES WHEN YOU WANT AT PRICES YOU FIND ATTRACTIVE.

Our common stock is thinly traded. Securities that are thinly traded often experience a significant spread between the market maker's bid and ask prices. Therefore, prices for actual transactions in securities may be difficult to obtain and holders of our common stock may be unable to resell their shares when they want at prices they find attractive.

WE HAVE NEVER PAID DIVIDENDS ON OUR COMMON STOCK AND DO NOT INTEND TO DO SO IN THE FUTURE.

We have never paid cash dividends on our common stock and do not anticipate paying dividends on our common stock in the foreseeable future. In addition, we have obtained loan financing under agreements that restrict our payment of dividends. The payment of dividends on our common stock will depend on our compliance with these provisions and on our earnings, capital requirements, financial condition and other factors.

OUR SHARES THAT ARE ELIGIBLE FOR FUTURE SALE MAY HAVE AN ADVERSE EFFECT ON THE PRICE OF OUR COMMON STOCK.

As of January 31, 2005, we had 1,119,402 shares of common stock outstanding. Of the shares outstanding, approximately all shares were freely tradeable without substantial restriction or the requirement of future registration under the Securities Act. In addition, as of January 31, 2005, options to purchase approximately 292,354 shares were outstanding. Sales of substantial amounts of common stock, or a perception that such sales could occur, and the existence of our Series A convertible preferred stock allowing conversion to a total of 220,000 shares of common stock could adversely affect the market price of the common stock and could impair our ability to raise capital through the sale of our equity securities.

IT MAY BE MORE DIFFICULT TO TRADE OUR COMMON STOCK IF WE CANNOT MAINTAIN OUR NASDAQ LISTING.

Our common stock is currently listed for trading on the Nasdaq SmallCap Market. The Nasdaq maintenance rules require among other things that our common stock price remain above $1.00 per share and that we have minimum net tangible assets in excess of $2 million. We were required to conduct a 3 to 1 reverse stock split in 2004 to maintain a sufficient per share price to preserve our Nasdaq listing.

If we were delisted from Nasdaq, the following could occur:

      - broker-dealers could be less willing to effect transactions in our common stock;

      - the news coverage associated with Nasdaq traded stocks would be lost;

      -     our common stock price could decrease; and

      - investors could find it difficult to sell or obtain accurate quotations for the market value of our common stock and thus may hold a highly illiquid security.

                                 USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of common stock offered by the selling security holders under this prospectus. We will pay the costs for the registration of those securities, including legal, accounting, filing and other fees, which we estimate will be approximately $25,612.82.

                            SELLING SECURITY HOLDERS

The selling security holders may from time to time offer and sell pursuant to this prospectus any or all of the shares of common stock listed below. When we refer to the "selling security holders" in this prospectus, we mean those persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who later hold any of the selling security holders' interests.

The table below sets forth the name of each selling security holder and the number of shares of common stock that each selling security holder may offer under this prospectus. Unless set forth below, to our knowledge, none of the selling security holders has, or within the past three years has had, any material relationship with us or any of our affiliates.

Since the date on which each selling security holder provided this information, each selling security holder identified below may have sold, transferred or otherwise disposed of all or a portion of their shares of common stock in a transaction exempt from the registration requirements of the Securities Act. Information concerning the selling security holders may change from time to time and any changed information will be set forth in supplements to this prospectus to the extent required.

The selling security holders may from time to time offer and sell any or all of the shares of common stock under this prospectus. Because the selling security holders are not obligated to sell the shares of common stock under this prospectus, we cannot estimate how many shares of common stock that the selling security holders will hold upon consummation of any such sales.

                                                                                                  Percentage of Shares of
                                   Number of Shares of Common      Number of Shares of Common          Common Stock
            Name                 Stock(1) owned before offering      Stock That May be Sold           Outstanding(2)
----------------------------     ------------------------------    --------------------------     -----------------------
Tom and Vickie Horvath                       28,846                       28,846                         .0215%
John Norcross                                19,230                       19,230                         .0143%
Graham Beatty UTMA                           19,230                       19,230                         .0143%
Kendall Beatty                               19,230                       19,230                         .0143%
Blaire and Mary Ann Beatty                   19,230                       19,230                         .0143%
Maureen and Mary Ann Beatty                  19,230                       19,230                         .0143%
Robert Geras                                 38,460                       38,460                         .0286%
Matthew and Joy Tomaszewski                   9,615                        9,615                         .0072%
Joe Howard                                    9,615                        9,615                         .0072%
Pat and Patricia Moughan                     37,314                       37,314                         .0278%
LaSalle St. Capital Markets, Inc.             5,000(3)                     5,000                         .0037%

(1) Represents shares of common stock which may be issued upon conversion of shares of Series A convertible preferred stock.

(2) Calculated based on 1,124,402 shares of common stock outstanding as of February 2, 2005, plus the 220,000 shares of common stock into which the shares of Series A convertible preferred stock are currently convertible.

(3)   Represents 5,000 shares of common stock issued and outstanding.
                              PLAN OF DISTRIBUTION

The selling security holders may offer and sell from time to time the shares of common stock covered by this prospectus. We will not receive any of the proceeds from resales of the shares of common stock by the selling security holders.

Securities may only be offered or sold under this prospectus pursuant to the terms of the stock restriction and registration rights agreements. However, selling security holders may resell all or a portion of the securities in open market transactions in reliance on Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

We are registering the shares of common stock covered by this prospectus to permit holders to conduct public secondary trading of these securities from time to time after the date of this prospectus. We have agreed, among other things, to bear all expenses, other than underwriting discounts and selling commissions, in connection with the registration and sale of the shares of common stock covered by this prospectus.

The selling security holders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time:

      -     directly; or

      - through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or concessions from the selling security holders and/or from the purchasers of the shares of common stock for whom they may act as agent.

The shares of common stock may be sold from time to time in one or more transactions at:

      -     fixed prices, which may be changed;

      -     prevailing market prices at the time of sale;

      -     varying prices determined at the time of sale; or

      -     negotiated prices.

These prices will be determined by the holders of the securities or by agreement between these holders and underwriters or dealers who may receive fees or commissions in connection with the sale. The aggregate proceeds to the selling security holders from the sale of the shares of common stock offered by them hereby will be the purchase price of the shares of common stock less discounts and commissions, if any.

The sales described in the preceding paragraph may be effected in transactions:

      - on any national securities exchange or quotation service on which the shares of common stock may be listed or quoted at the time of sale, including the Nasdaq SmallCap Market;

      -     in the over-the-counter market;

      - in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

      -     through the writing of options.

These transactions may involve crosses or block transactions. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with sales of the shares of common stock or otherwise, the selling security holders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the shares of common stock in the course of hedging their positions and deliver shares of common stock to close out such short positions. If permitted by law, the selling security holders may also sell the shares of common stock short and deliver the shares of common stock to close out short positions, or loan or pledge shares of common stock to broker-dealers that in turn may sell the shares of common stock.

The outstanding shares of our common stock are listed for trading on the Nasdaq SmallCap Market under the symbol "GLOV."

The selling security holders and any broker and any broker-dealers, agents or underwriters that participate with the selling security holders in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling security holders may be deemed to be underwriting discounts and commissions under the Securities Act. The selling security holders have certain relationships with us as described under "Selling Security holders."

Because the selling security holders may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. At any time a particular offer of the securities is made, a revised prospectus or prospectus supplement, if required, will be distributed which will disclose:

      - the name of the selling security holders and any participating underwriters, broker-dealers or agents;

      -     the aggregate amount and type of securities being offered;

      - the price at which the securities were sold and other material terms of the offering;

      - any discounts, commissions, concessions or other items constituting compensation from the selling security holders and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

      - that the participating broker-dealers did not conduct any investigation to verify the information in this prospectus or incorporated in this prospectus by reference.

The prospectus supplement or a post-effective amendment will be filed with the Securities and Exchange Commission to reflect the disclosure of additional information with respect to the distribution of the securities.

Under the registration rights agreement, we have agreed to indemnify each selling security holder, and each selling security holder has agreed to indemnify us against specified liabilities arising under the Securities Act. The selling security holders may also agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the securities against some liabilities, including liabilities that arise under the Securities Act.

The selling security holders and any other person participating in such distribution will be subject to the Securities Exchange Act of 1934. The Exchange Act rules include, without limitation, Regulation M, which may regulate the timing of purchases and sales of any of the shares of common stock by the selling security holders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the particular shares of common stock being distributed for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

Under the registration rights agreements, we must use our reasonable efforts to keep the registration statement of which this prospectus is a part effective until any of (i) the sale pursuant to the shelf registration statement of the registrable securities, (ii) the registrable securities can be resold by the selling security holders without limitation pursuant to Rule 144(k) under the Securities Act, or (iii) five years from the effective date of this registration statement.

Our obligation to keep the registration statement to which this prospectus relates effective is subject to specified, permitted exceptions set forth in the registration rights agreements. In these cases, we may prohibit offers and sales of the shares of common stock pursuant to the registration statement to which this prospectus relates.

We may suspend the use of this prospectus if we learn of any event that causes this prospectus to include an untrue statement of a material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading in light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to each selling security holder.

                                  LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Shefsky & Froelich Ltd. Chicago, Illinois.

                 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements as of June 30, 2004 and for the years ended June 30, 2004 and 2003, incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by Grant Thornton LLP, independent registered public accounting firm, as indicated in their report with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in giving such report.

                       WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 to obtain further information on the public reference room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy statements and other information regarding companies, including us, that file documents with the SEC electronically. You also can find more information about us by visiting our web site at http://www.ahpc.com Web site materials are not part of this prospectus.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC with respect to the securities offered under this prospectus. This prospectus does not contain all of the information that is in the registration statement. We omitted certain parts of the registration statement as allowed by the SEC. We refer you to the registration statement and its exhibits for further information about us and the securities offered by the selling security holders.

The SEC allows us to "incorporate by reference" in this prospectus the information that we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (not including information which is furnished but not deemed to be filed under the Securities Exchange Act of 1934) until this offering is completed:

      -     Annual Report on Form 10-K for the fiscal year ended June 30, 2004;

      - Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2004 and December 31, 2004;

      -     Current Reports on Form 8-K filed with the SEC on February 2, 2005;

      - The description of our Common Stock set forth in our Form 8-A dated February 2, 1989; and

      - all filings filed by us under the Securities Exchange Act of 1934 after the date of the registration statement of which this prospectus is a part and before the effectiveness of the registration statement (not including information which is furnished but not deemed to be filed under the Securities Exchange Act of
            1934).

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus (except for exhibits not specifically incorporated by reference in the information), upon written or oral request and at no cost to the requester. Any requests should be made to:

                                          AHPC Holdings, Inc.
                                          Attention: Alan Zeffer, President and
                                          Chief Executive Officer
                                          500 Park Boulevard, Suite 1260
                                          Itasca, Illinois
                                          (630) 285-9191

                CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference "forward-looking statements" within the meaning of securities laws. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, including those risks discussed in the "Risk Factors" section of this prospectus. All statements other than statements of historical facts included or incorporated by reference in this prospectus, including the statements about our strategy, future operations, financial position, prospects, plans and objectives of management are forward-looking statements. When used or incorporated by reference in this prospectus, the words "will," "believe," "anticipate," "intend," "estimate," "expect," "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date on which they were made. Although we may from time to time voluntarily update or revise publicly our forward-looking statements, whether as a result of new information, future events or otherwise, we disclaim any commitment to do so except as required by securities laws. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make or incorporate by reference in this prospectus are reasonable, we cannot assure you that such plans, intentions or expectations will be achieved. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the amounts of expenses in connection with the issuance of the securities being registered by this registration statement, which shall be borne by the registrant. All of the expenses listed below, except the SEC registration fee, represent estimates only.

SEC registration fee                                                 $   112.82
Transfer agent, trustee and depository fees and expenses               2,000.00
Printing fees and expenses                                               500.00
Accounting fees and expenses                                           3,000.00
Legal fees and expenses                                               20,000.00
Miscellaneous                                                                --
                                                                     ==========
Total                                                                $25,612.82

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Maryland General Corporation Law ("MGCL") permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our Charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law. Our Charter obligates us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any individual who is a present or former director, officer, employee or agent of the Company or any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner, or trustee, as the case may be. Our bylaws also permits us to indemnify and advance expenses to any person who served a predecessor of our Company in any of the capacities described above and to any employee or agent of our Company or a predecessor of our Company. The Maryland General Corporation Law requires a Maryland corporation (unless its charter provides otherwise, which our Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any Maryland proceeding to which he is made a party by reason of his service in that capacity. The Maryland General Corporation Law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the Maryland General Corporation Law requires us, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by us as authorized by the Bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met. We have purchased director and officer liability insurance for the purpose of providing a source of funds to pay any indemnification described above.

ITEM 16. EXHIBITS.

The following exhibits are furnished as part of this registration statement:

Exhibit
Number                                  Description
-------     --------------------------------------------------------------------
 4.1        Articles of Incorporation, as amended, of the registrant

 4.2        Articles Supplemental (previously filed as Exhibit 4.1 (File No.
            000-17458) on February 14, 2005 and incorporated herein by reference

 4.3        Bylaws of the registrant.

 4.4        Form of Subscription Agreement between purchaser and AHPC Holdings,
            Inc. dated February 2, 2005 for the Series A Convertible Preferred
            Stock

 4.5 Registration Rights Agreement dated as of February 2, 2005 between the holders of the Series A Convertible Preferred Stock and AHPC
            Holdings, Inc.

 5.1        Opinion of Shefsky & Froelich Ltd.

23.1        Consent of Grant Thornton LLP

23.2*       Consent of Shefsky & Froelich Ltd.

24.1        Power of Attorney (included in signature page hereof)

* To be filed by pre-effective amendment.

ITEM 17. UNDERTAKINGS.

(a)   The undersigned registrant hereby undertakes:

(1) To file, during any period in which any offers or sales are being made, a post-effective amendment to the registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and/or

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or controlling persons of the registrant pursuant to any provision or arrangement whereby the registrant may indemnify a director, officer or controlling person of the registrant against liabilities arising under the Securities Act, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Itasca, State of Illinois, on March 25, 2005.

                                                 AHPC Holdings, Inc.

                                                 By: /s/ Alan E. Zeffer
                                                     ---------------------------
                                                     Alan E. Zeffer, President
                                                     and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alan Zeffer, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any registration statement relating to any offering made pursuant to this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

        Signature                                 Title                                   Date
/s/ Alan E. Zeffer               President, Chief Executive Officer and Director      March 25, 2005
----------------------------
Alan E. Zeffer

/s/ Deborah B. Bills             Chief Financial Officer                              March 25, 2005
----------------------------
Deborah B. Bills

/s/ George Jeff Mennen           Director and Chairman of the Board of Directors      March 25, 2005
----------------------------
George Jeff Mennen

/s/ Richard J. Swanson           Director                                             March 25, 2005
----------------------------
Richard J. Swanson

/s/ Robert J. Simmons            Director                                             March 25, 2005
----------------------------
Robert J. Simmons

/s/ Don L. Arnwine               Director                                             March 25, 2005
----------------------------
Don L. Arnwine

/s/ Anthony F. Alibrio, Sr.      Director                                             March 25, 2005
----------------------------
Anthony F. Alibrio, Sr.